FIRST AMENDMENT TO RIGHTS AGREEMENT


                   This First Amendment (the "Amendment"), dated as of this 7th day of August, 1997, amends the Rights Agreement (the "Rights Agreement"), dated as of June 9, 1997, between Fisher Scientific International Inc., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent"). All terms not otherwise defined herein shall have the meaning given such terms in the Rights Agreement.

                   WHEREAS, the Board of Directors of the Company has approved and adopted an Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 7, 1997, by and between FSI Merger Corp., a Delaware corporation, and the Company;

                   WHEREAS, the Merger Agreement contemplates certain amendments to the Rights Agreement; and

                   WHEREAS, pursuant to Section 27 of the Rights Agree-ment, the Company may, subject to certain limitations, amend the Rights Agreement without the approval of any holders of Right Certificates.

                   NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the Company and the Rights Agent hereby agree as follows:

                   1.   Amendment.

                   (a) Section 1(a) of the Rights Agreement is hereby amended by adding the following at the end of the first sen-tence thereof:

                   ", or FSI Merger Corp. a Delaware corporation ("FSI"), or any Affiliate of FSI, provided, however, that for purposes of this Agreement, Associates of FSI or its Affiliates shall not be deemed to beneficially own any shares of Common Stock which are beneficially owned by FSI or its Affiliates".

                   (b)  Clause (ii) of Section 3(a) of the
         Rights Agreement is hereby amended by adding the fol-lowing to the end of each of the second and third par-enthetical clauses therein:

                   ", or FSI or any Affiliate or Associate of FSI".





                   (c) Clause (i) of Section 7(a) of the Rights Agree-ment is hereby amended to read in its entirety as follows:

                   "(i) the earlier of the Close of Business on June 8, 2007 and immediately prior to the Effective Time (as defined in the Agreement and Plan of Merger, dated as of August 7, 1997, by and between FSI and the Company (the "Merger Agreement")) (the "Final Expiration Date"),".

                   (d) Clause (iv) of Section 25(a) of the Rights Agreement is hereby amended by adding the following at the end thereof:

                   "other than pursuant to the Merger Agreement,".

                   2.   Miscellaneous.

                   (a) Choice of Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed and construed in ac-cordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                   (b) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                   (c) Severability. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall in no way be affected, impaired or invalidated.

                   (d) Existing Terms. The existing terms and condi-tions of the Rights Agreement shall remain in full force and effect except as such terms and conditions are specifically amended or conflict with the terms of this Amendment.

                   (e) Effective Date. This Amendment shall be effec-tive on the date hereof, provided, however, that if the Merger Agreement is terminated in accordance with its terms, then this Amendment shall immediately and without any further action by the Company, the Rights Agent or any other Person, be rescinded in full and the Rights Agreement shall immediately, and without any further action by the Company, the Rights Agent or any other Person, be reinstated to its terms and conditions as in effect prior to the execution hereof by the Company and the Rights Agent.




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                   IN WITNESS WHEREOF, each of the parties hereto has
         caused this Amendment to be executed and delivered by its duly authorized officer on the day and year first above written.

                                          FISHER SCIENTIFIC
         Attest:                          INTERNATIONAL INC.



         By    /s/ Todd DuChene           By    /s/ Paul M. Meister
            Name:  Todd DuChene              Name:  Paul M. Meister
            Title: Secretary                 Title: Senior Vice
                                                    President and Chief
                                                    Financial Officer



         Attest:                          CHASEMELLON SHAREHOLDER
                                          SERVICES, L.L.C.


         By  /s/ Kathryn M. Gallagher     By     /s/ Marilyn Spisak
            Name: Kathryn M. Gallagher       Name:   Marilyn Spisak
            Title: Assistant Vice            Title:  Vice President
                   President





























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